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                                                                       EXHIBIT F

FROM:                                         FOR:
BlueFire Partners                             Tech Squared Inc.
1300 Fifth Street Towers, 150 S. 5th St.      6690 Shady Oak Rd.
Minneapolis, Minn. 55402                      Eden Prairie, Minn. 55344
Contact - Tom Langenfeld 612-371-0000         Contact - Jeffrey F. Martin
                                              612-832-5622


FOR IMMEDIATE RELEASE



TECH SQUARED SCHEDULES SHAREHOLDER MEETING
ON PROPOSED VOLUNTARY DISSOLUTION OF COMPANY
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          MINNEAPOLIS, Nov. 19 - Tech Squared Inc. (OTC Bulletin Board:TSQD)
said today that it has mailed proxy materials to its shareholders to solicit proxies for approval of the dissolution of Tech Squared pursuant to a plan of voluntary liquidation and dissolution. A special meeting of Tech Squared shareholders is scheduled for 8:30 a.m. CST Friday, Dec. 10, 1999, at The Hilton Airport hotel, Bloomington, Minn.

          Upon shareholder approval of the voluntary dissolution pursuant to the plan of liquidation and dissolution, which has already been approved by the board of directors, Tech Squared intends to complete the sale of its operating assets for cash pursuant to a previously announced asset purchase agreement, and to complete a tax-free reorganization with Digital River, Inc. (Nasdaq:DRIV) in accordance with a previously announced acquisition agreement.

          In the reorganization, Digital River will receive 3,000,000 shares of its own common stock currently owned by a wholly-owned subsidiary of Tech Squared plus $1,200,000 in cash from Tech Squared and, in exchange, will issue 2,650,000 shares of Digital River common stock to Tech Squared. Tech Squared will be dissolved promptly after completion of this transaction.

          Closing of the reorganization is subject to shareholder approval of the voluntary dissolution, completion of the sale or other disposition of Tech Squared's

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operating assets, the establishment of a liquidating trust to satisfy known or contingent liabilities of Tech Squared, and other customary conditions. Tech Squared currently intends to deposit a portion of the to-be-issued shares of Digital River common stock into the liquidating trust to satisfy this requirement. The remaining newly-issued shares of Digital River common stock, which are expected to constitute substantially all of the assets of Tech Squared, will then be distributed to Tech Squared shareholders on a pro-rata basis.

          Shareholders are urged to review the proxy statement-prospectus, filed jointly with Digital River and mailed to Tech Squared shareholders on about Nov, 11, 1999. Shareholders who have not received the proxy statement-prospectus, or desiring additional information, are urged to contact Georgeson Shareholder Communications, Inc., at 1-800-223-2064, which Tech Squared has retained to assist in the solicitation of proxies. Further information is also available in Tech Squared's filings with the Securities and Exchange Commission which can be accessed, on the Internet, at www.sec.gov.

          Chuck Reese, president and chief executive officer of Tech Squared, said, "We are pleased that our shareholders will now have a more effective means to realize the benefit of their investment by becoming direct owners of Digital River common stock."

          As previously announced, Tech Squared has signed a definitive agreement with Virtual Technology Corp. (OTC Bulletin Board:VTCO) under which VTC will acquire substantially all of Tech Squared's operating assets for a cash purchase price of approximately $3,000,000. The asset sale to VTC includes Tech Squared's Net Direct, DTP Direct and distribution operations, along with various trade and Internet domain names. Closing of the asset sale to Virtual Technology is expected to occur shortly after shareholder approval of the voluntary dissolution of Tech Squared.

          Virtual Technology Corp. is a Minneapolis-based e-commerce company specializing in the sale of high-performance computer hardware, software and peripheral products. Tech Squared, based in Minneapolis, is a national marketer and distributor of mid- to high-end microcomputer hardware, software and peripherals primarily to businesses in the desktop publishing, graphic arts and pre-press industries, as well as an emerging customer base of Internet and intranet site developers.

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          EXCEPT FOR HISTORICAL FINANCIAL INFORMATION, THE INFORMATION CONTAINED
IN THIS RELEASE IS FORWARD-LOOKING AND SUBJECT TO CERTAIN RISKS AS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT-PROSPECTUS FILED JOINTLY WITH DIGITAL RIVER, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DEC. 31, 1998, AS AMENDED ON NOVEMBER 2, 1999, AND THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1999, JUNE 30, 1999 AND SEPTEMBER 30, 1999. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY BASED ON SUCH RISKS.

11/19/99